American United Life Insurance Company(R)
                               One American Square
                             Indianapolis, IN 46206

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This Rider is part of the Contract to which it is attached. This Rider is effective as of the Contract Date of the annuity or the effective date of this Rider if elected after the Contract Date. Where a provision of this Rider conflicts with a provision of the Contract, the provision of this Rider will control.

BENEFIT

This Rider guarantees that You may take withdrawals up to a maximum amount per year ("Guaranteed Annual Withdrawal Amount" or "GAWA"). If Your Account Value is reduced to zero, provided it was not due to a withdrawal in excess of the GAWA, We will pay an amount equal to the GAWA annually until the Benefit Base, as defined below is reduced to zero.

You must allocate the Account Value in accordance with the permitted and available Portfolio Optimization Models as shown on Your Contract Data Pages of the Contract, in order to elect and maintain this Rider.


DEFINITIONS

Benefit Base - An amount initially used to determine the GAWA. The Benefit Base will increase or decrease as described under the provisions of this Rider.

Guaranteed Annual Withdrawal Amount (GAWA) - The maximum amount that may be withdrawn each Contract Year without reducing the GAWA for subsequent Contract Years.

Guaranteed Annual Withdrawal Amount (GAWA) Percentage - The percentage that is multiplied by the Benefit Base to determine the GAWA. The percentage is [7%].

BENEFIT PROVISIONS

Benefit Base - If this Rider is effective as of the Contract Date, the initial Benefit Base will be equal to the Premium on the Contract Date, subject to any limitations set forth herein. If this Rider is elected after the Contract Date, the initial Benefit Base will be equal to the Account Value on this Rider's effective date, subject to any limitations set forth herein.

Thereafter, the Benefit Base may increase or decrease as follows:

1.   The  Benefit  Base is  increased  by the  dollar  amount of any  additional
     Premiums.

2. The Benefit Base may be increased on each Contract Anniversary by either the Automatic Annual Step-Up or 5% Rollup, as described below. 3. The Benefit Base is reduced by the dollar amount of any withdrawals less than or equal to the GAWA. The Benefit Base is reduced on a proportional basis by any withdrawals that exceed the GAWA, as described below under Effect of Withdrawals on the Benefit Base.

The Benefit Base can never be more than $5,000,000.


Guaranteed Annual Withdrawal Amount (GAWA) - The initial GAWA is equal to the Benefit Base immediately prior to Your first withdrawal multiplied by the GAWA Percentage.

The GAWA represents the maximum amount that can be taken as a partial withdrawal each Contract Year without reducing the GAWA going forward. The GAWA is reduced for withdrawals in excess of the GAWA, as described below under Effect of Withdrawals on the GAWA.

After the date of Your first withdrawal, the GAWA may increase as follows:

1) The GAWA may be increased due to additional Premiums as described below under Additional Premium Payments.

2) The GAWA may be increased at each Contract Anniversary by either the Automatic Annual Step-Up or 5% Rollup, as described below.

Automatic Annual Step-Up - On any Contract Anniversary in which the Account Value is greater than the Benefit Base, an Automatic Annual Step-Up will occur (provided that You have not properly notified Us that You decline the Step-Up, as described below).

The Automatic Annual Step-Up will:

1. Increase the Benefit Base to equal the Account Value on the date of the Step-Up (up to a maximum of $5,000,000).

2. Increase the GAWA to equal the GAWA Percentage multiplied by the new Benefit Base, if such amount is greater than the current GAWA

If, on the date that a Step-Up occurs, the charge for this Rider has changed for new purchasers, You may be subject to the new charge at the time of such Step-Up. You will be notified in writing a minimum of 45 days in advance of the applicable Contract Anniversary and be informed that You may choose to decline the Step-Up. You may decline a Step-Up by notifying Us in writing at least 30 days prior to the Contract Anniversary.

If a Step-Up is declined, Automatic Annual Step-Ups will not resume until You notify the Company in writing at least 15 days prior to the next Contract
Anniversary that You would like to reinstate the Step-Ups. The Step-Up will resume on the next Contract Anniversary after We receive Your request for reinstatement. If You do reinstate the Step-Up, and the charge for this Rider has changed for new purchasers, You will be subject to the new charge.


5% Rollup - On each Contract Anniversary until the earlier of: (a) the date of Your first withdrawal or (b) the tenth Contract Anniversary following this Rider's effective date, the 5% Rollup amount will be equal to the initial Benefit Base on this Rider's effective date, plus any additional Premiums which are received after this Rider's effective date, accumulated annually at 5% to the Contract Anniversary. On each Contract Anniversary in which the 5% Rollup amount is greater than the Benefit Base, we will:

1. Increase the Benefit Base to equal the 5% Rollup amount (up to a maximum of $5,000,000).

2. Increase the GAWA to equal the GAWA Percentage multiplied by the new Benefit Base, if such amount is greater than the current GAWA

If, on any Contract Anniversary when You are eligible for the 5% Rollup, the Account Value is greater than the 5% Rollup amount, We will Step-Up the Benefit Base to equal the Account Value (up to a maximum of $5,000,000) and the 5% Rollup will not apply. If You choose to decline the Step-Up (as described above under Automatic Annual Step-Up), the 5% Rollup will still apply.

The 5% Rollup will not be applicable after the earlier of: (a) the date of Your first withdrawal; or (b) the tenth Contract Anniversary following this Rider's effective date.


Additional Premium Payments - Any additional Premiums will increase the Benefit Base by the dollar amount of the additional Premiums (up to a maximum of $5,000,000). The GAWA will be increased to equal the new Benefit Base multiplied by the GAWA Percentage, if such amount is greater than the current GAWA.


Effect of Withdrawals on the Benefit Base - Total withdrawals in a Contract Year that do not exceed the GAWA reduce the Benefit Base by the dollar amount of each withdrawal.

However, at the time a withdrawal is taken, if the total withdrawals in a Contract Year exceed the GAWA, the Benefit Base will be reduced: (a) on a dollar-for-dollar basis up to the GAWA, and (b) on a proportional basis for the amount in excess of the GAWA (as shown under Examples below).


Effect of Withdrawals on the GAWA - Total withdrawals in a Contract Year that do not exceed the GAWA do not affect the GAWA for subsequent Contract Years.

However, at the time a withdrawal is taken, if the total withdrawals in that Contract Year exceed the GAWA, the GAWA for subsequent Contract Years will be reduced on a proportional basis for the amount in excess of the GAWA (as shown under Examples below).


Examples - The following examples assume:

1.   The Contract Date and the rider effective date is July 1st, 2006;

2.   An initial Premium of $200,000;

3.   An initial Benefit Base of $200,000;

4.   An initial GAWA of $14,000 (7% of $200,000);

5. The Account Value on July 1st, 2007 is $205,000 as the result of positive sub-account performance;

6. The Account Value on December 1st, 2007 is $180,000 as the result of negative sub-account performance; and

7. The Account Value on July 1st, 2008 is $240,000 as the result of positive sub-account performance.


Example 1:  5% Rollup Applied to the Benefit Base

-    No withdrawals are taken in the first Contract Year.

-    The 5% Rollup amount on July 1st, 2007 = $200,000 * 1.05 = $210,000

- As the 5% Rollup amount is greater than the Benefit Base of $200,000 as well as the Account Value of $205,000, the Benefit Base is set equal to the 5% Rollup amount of $210,000.

- The GAWA is equal to the greater of: 1) the current GAWA, or 2) 7% multiplied by the new Benefit Base amount.

     1)   The current GAWA is $14,000.00;

     2)   7% of the new Benefit Base, which is 7% x $210,000, which is $14,700.

     Therefore, the new GAWA is equal to $14, 700.


Example 2:  Dollar-For-Dollar Reduction

-    A $14,700 withdrawal is taken on November 1st, 2007 (in the second Contract
     Year).

-    No prior withdrawals have been taken.

- As the amount withdrawn is equal to the GAWA, the Benefit Base is reduced by the amount withdrawn: $210,000- $14,700 = $195,300.

-    The GAWA for the following Contract Year remains $14,700.

     This will be the GAWA assuming the Automatic Annual Step-Up does not occur, no additional Premiums are made and no other withdrawals are taken.


Example 3: Proportional Reductions

-    A second withdrawal of $10,000 is taken on December 1st, 2007.

-    The Account Value immediately before the second withdrawal is $180,000.

- As the GAWA has already been withdrawn as shown in Example 2, this $10,000 withdrawal is in excess of the GAWA.

- The Benefit Base is reduced on a proportional basis by the ratio of A to B, calculated as follows:

                   Benefit Base x (1-(A/B)) = new Benefit Base

     A is the amount withdrawn in excess of the GAWA ($10,000).

     B is the Account Value prior to the withdrawal in excess of the GAWA ($180,000).

-    The resulting  Benefit Base is:  $195,300 x (1 - ($10,000 / $180,000)),  or
     $184,500.

-    The GAWA is also reduced by the ratio of A to B, calculated as follows:

                       Current GAWA x (1-(A/B)) = new GAWA

-    The resulting GAWA is:

               $14,700 x (1 - ($10,000 / $180,000)), or $13,883.33

     This will be the GAWA after July 1, 2007, assuming the Automatic Annual Step-Up does not occur, no additional Premiums have been made and no other withdrawals are taken.


Example 4:  Step-Up of the Benefit Base

- The Benefit Base on December 1st, 2007 has been reduced to $184,450 due to withdrawals (as shown above).

- If a Step-Up occurs on July 1st, 2008 then the following values would result:

         New Benefit Base = Account Value on July 1st, 2007 = $240,000.

- The new GAWA is equal to the greater of: 1) the current GAWA, or 2) 7% multiplied by the new Benefit Base amount.

     1)   The current GAWA is $13,883.33;

     2)   7% of the new Benefit Base, which is 7% x $240,000, which is $16,800.

          Therefore, the new GAWA is $16,800.







Remaining Benefit Payments when the Account Value is Reduced to Zero - If the Account Value is reduced to zero due to a withdrawal in excess of the GAWA, the Contract and this Rider will terminate and You will receive no further benefits.

If the Account Value is reduced to zero, provided it was not due to a withdrawal in excess of the GAWA, We will make fixed, periodic payments to You until the remainder of the Benefit Base is paid. No additional Premiums will be accepted and You will not have the option to receive the remaining Benefit Base in a lump sum. The payment amount in the Contract Year in which the Account Value is reduced to zero is equal to the remaining GAWA not yet withdrawn in that year. In subsequent Contract Years, the payment amount equals the GAWA in effect as of the date that the Account Value is reduced to zero.

If the Contract Owner dies, we will continue payments to Your beneficiary until the Benefit Base is reduced to zero. The annual payment cannot exceed the GAWA except to the extent required under the Internal Revenue Code.

Spousal Continuation - Upon the death of the Contract Owner, if the beneficiary is the spouse of the Contract Owner, the spouse may continue the Contract and this Rider.

If the spouse continues the Contract and this Rider is in effect, this Rider will continue and no adjustment will be made to the Benefit Base or GAWA at the time of continuation. Automatic Annual Step-Ups will continue as provided for herein on Contract Anniversaries. The eligibility for the 5% Roll-Up will continue for the duration of the first 10 Contract Years from this Rider's effective date, if the death occurred during that time period, or until the date of the first withdrawal, whichever is earlier.

The surviving spouse cannot name a new Owner of the contract. This Rider will terminate upon the death of the surviving spouse (unless the Account Value was previously reduced to zero as described above).


Required Minimum Distributions - Withdrawals taken from the contract to satisfy the Required Minimum Distribution rules of the Internal Revenue Code, as amended, that exceed the GAWA for a specific Contract Year, will not be deemed excess withdrawals in that Contract Year. This applies only in relation to the Required Minimum Distribution based on the value of the contract.


Loans - No loans may be taken against the Account Value as long as this Rider is in effect.


Rider Charge - The charge for this Rider is shown on the Rider Specifications Page. The charge will be assessed monthly against the greater of the Account Value and the Benefit Base, not to exceed a value of $5,000,000. If a Step-Up occurs, the charge may be increased, but not above the then current charge applicable to new purchasers. If, at the time of a Step-Up, We are no longer issuing this Rider, the charge may be increased, but not above the maximum charge for this Rider.



Rider Termination - This Rider will terminate on the earliest of the following conditions:

1. After completion of seven (7) Contract Years after the Rider effective date, the Contract Owner may request by written notice that the Rider be terminated. The Rider will terminate on the next Contract Anniversary following receipt of the written request by Us. 2. Reduction of the Account Value to zero due to a withdrawal in excess of the GAWA; 3. Reduction of the Benefit Base and Account Value to zero. 4. Failure to continue to allocate the Account Value in accordance with the permitted and available Portfolio Optimization Models; 5. Full surrender of the Contract; 6. Death of the Contract Owner, except when the surviving spouse elects to continue the Contract and Rider; 7. Annuitization of the Contract.



          Signed for American United Life Insurance Company(R) by,



                                  /s/ Thomas M. Zurek

                                    Secretary


LR-198                                                                      5-07